Stellar Biotechnologies Reports Third Quarter 2016 Financial Results and Operational Highlights

PORT HUENEME, CA -- (Marketwired - August 09, 2016) - Stellar Biotechnologies, Inc. ("Stellar" or "the Company") (NASDAQ: SBOT), the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (KLH), announces its financial results for its third fiscal quarter and nine months ended June 30, 2016.

Third Quarter and Recent Operational Highlights

  Revenue Increase: Revenues for the third quarter and nine months ended June 30, 2016 increased 15% and 78%, respectively, over the comparable periods in 2015, driven primarily by an increase in sales volume, resulting from an expanded customer base.

  Initiated Capital Raise: On June 30, 2016, Stellar announced pricing of a $6.75 million registered direct offering of common shares and private placement of unregistered warrants. The transaction was completed with institutional investors and closed on July 6, 2016. This financing strengthens the Company's balance sheet and supports growth initiatives intended to meet anticipated market demand.

  Expanded Management Team: On May 23, 2016, Stellar announced the appointment of Michael L. Klein, Ph.D. as Vice President of Chemistry, Manufacturing and Controls (CMC). Dr. Klein brings extensive operational and scientific experience in the biopharmaceutical industry to his role as head of Stellar's pharmaceutical manufacturing and product development.

  Joint Venture Agreement with Neovacs SA: On May 11, 2016, Stellar and Neovacs S.A. (Alternext Paris: ALNEV) announced a joint venture agreement to manufacture and sell conjugated therapeutic vaccines using Stellar's proprietary KLH, including producing Neovacs' Kinoid immunotherapy product candidates. In July 2016, Stellar and Neovacs formed a new company, Neostell S.A.S., in France to carry out the business of the joint venture.

"The Stellar team is very pleased to report another period of positive momentum on all fronts with continued growth in revenues, a successful institutional financing, and formation of our joint venture company Neostell," said Frank Oakes, President and Chief Executive Officer of Stellar Biotechnologies, Inc. "Our growth plans are now bolstered by a stronger balance sheet, providing a runway from which we can execute on key programs that we believe will position Stellar to be the leading KLH company in the field of active immunotherapy."

Third Quarter and Nine Months Ended June 30, 2016 Financial Results:

Revenues: Stellar generated total revenues of $181,092 and $995,587 for the third quarter and nine months ended June 30, 2016, compared to $157,748 and $558,036 for the same periods in 2015, an increase of approximately 15% and 78% respectively. The increase in revenue resulted primarily from an increase in product sales volume from an expanded customer base, including sales under supply agreements.

Expenses: Total expenses were $1.37 million and $4.59 million for the third quarter and nine months ended June 30, 2016, compared to $1.03 million and $3.95 million for the same periods in 2015. Costs of revenues were $179,052 and $924,178 for the third quarter and nine months ended June 30, 2016, compared to $285,438 and $772,535 for the same periods in 2015. These costs did not increase at the same rate as revenues due to certain indirect manufacturing costs that we incur regardless of product sales levels. In addition, some employees were temporarily assigned to process development for our Stellar KLH™ products, thereby lowering indirect manufacturing costs in the current period.

Research and development expenses were $470,097 and $1.07 million in the third quarter and nine months ended June 30, 2016, compared to $129,710 and $830,115 in the same periods in 2015. The changes in R&D expenses over the prior period were primarily the result of increased internal research and process development related to our Stellar KLH™ products and increased costs related to our aquaculture feasibility assessment in Baja California, Mexico.

General and administration expenses were $720,421 and $2.6 million for the third quarter and nine months ended June 30, 2016, compared to $618,185 and $2.35 million for the same period in 2015. The changes in G&A resulted primarily from a combination of increased corporate expenses, including our Nasdaq listing fees; compensation increases; expanded customer and business development travel and increased investor relations activity.

Net Income (Loss): The net loss for the third quarter ended June 30, 2016 was $1.19 million, or ($0.14) per basic share, compared to net income of $463,986, or $0.06 per basic share, for the quarter ended June 30, 2015. The net loss for the nine months ended June 30, 2016 was $3.68 million, or ($0.44) per basic share, as compared to a net loss of $1.3 million, or ($0.16) per basic share, for the nine months ended June 30, 2015. The increase in net loss was primarily due to fluctuations in non-cash gain/loss in fair value of warrant liability, partially offset by foreign exchange gains in the nine months ended June 30, 2016. All warrants with Canadian dollar exercise prices were exercised or expired by October 2015 and, consequently, there was no warrant liability and no gain/loss in fair value of warrant liability after that time.

Capital Resources: Working capital position as of June 30, 2016 was $6.89 million, compared to $7.49 million as of September 30, 2015. Cash, cash equivalents and short-term investments totaled $6.79 million at June 30, 2016, compared to $8.97 million at September 30, 2015. Subsequent to June 30, 2016, we completed a Registered Direct Offering of common shares and private placement of unregistered warrants for net proceeds of approximately $6 million.

Conference Call Information and Webcast Information:
Date: Wednesday, August 10, 2016
Time: 1:30 pm ET / 10:30 am PT
Conference call dial-in: 1-913-312-1517
Conference call passcode: 5494353
Webcast Link: https://www.webcaster4.com/Webcast/Page/1359/16558

Q&A Submission: Questions for management may be submitted via the chat feature of the live online webcast.

Please log in at least 10 minutes before the start time to ensure timely participation and appropriate web interface platform.

An archived replay version of the conference call will be available approximately two hours after the live call ends through Wednesday, August 24, 2016 at 11:59 PM Eastern Time by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international) and entering passcode 5494353. The webcast replay will also be available shortly after the conference call; to review visit the "Investors" section of Stellar's website at: http://ir.stellarbiotechnologies.com/events-calendar.

Stellar Biotechnologies will file its Form 10-Q for the period ending June 30, 2016 with the Securities and Exchange Commission ("SEC") on Tuesday August 9, 2016. To view the Company's filings under Form 20-F, Form 10-K, 10-Q and 8-K, please visit the U.S. SEC website (www.sec.gov). To view the Company's filings with the Canadian Securities Administrators ("CSA"), including the Management Discussion and Analysis and related consolidated financial statements, please visit the CSA's SEDAR website (www.sedar.com).

About Stellar Biotechnologies, Inc.

Stellar Biotechnologies, Inc. (NASDAQ: SBOT) is the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (KLH), an important immune-stimulating protein used in wide-ranging therapeutic and diagnostic markets. KLH is both an active pharmaceutical ingredient (API) in many new immunotherapies (targeting cancer, immune disorders, Alzheimer's and inflammatory diseases) as well as a finished product for measuring immune status. Stellar Biotechnologies is unique in its proprietary methods, facilities, and KLH technology. We are committed to meeting the growing demand for commercial-scale supplies of GMP grade KLH, ensuring environmentally sound KLH production, and developing KLH-based active immunotherapies.

Visit www.stellarbiotech.com and the KLH knowledge base www.klhsite.org.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include, but may not be limited to: general economic and business conditions; technology changes; competition; changes in strategy or development plans; governmental regulations and the ability or failure to comply with governmental regulations; the timing of the Company's or its partners' anticipated results, including in connection with clinical trials; and other factors referenced in the Company's filings with securities regulators. For a discussion of further risks and uncertainties related to the Company's business, please refer to the Company's public company reports filed with the U.S. Securities and Exchange Commission and the B.C. Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, the Company assumes no obligation to update such statements. This press release does not constitute an offer or solicitation of an offer for sale of any securities in any jurisdiction, including the United States.

                Condensed Interim Consolidated Balance Sheets
                    (Unaudited - Prepared by Management)
                         (Expressed in US Dollars )

                                                 ------------- -------------
                                                    June 30,   September 30,
                                                      2016          2015
                                                 ------------- -------------

Assets:
  Cash, cash equivalents and short-term
   investments                                   $   6,786,284 $   8,970,674
  Other current assets                                 940,145       895,945
  Noncurrent assets                                    773,589       519,308

                                                 ------------- -------------
    Total Assets                                 $   8,500,018 $  10,385,927
                                                 ============= =============

Liabilities and Shareholders' Equity:
  Accounts payable, accrued liabilities and
   deferred revenue                              $     839,002 $     830,018
  Warrant liability, including current portion               -     1,550,630
  Shareholders' equity                               7,661,016     8,005,279

                                                 ------------- -------------
    Total Liabilities and Shareholders' Equity   $   8,500,018 $  10,385,927
                                                 ============= =============

          Condensed Interim Consolidated Statements of Operations
                    (Unaudited - Prepared by Management)
                         (Expressed in US Dollars )

                             Three Months Ended        Nine Months Ended
                          ------------------------ ------------------------
                            June 30,     June 30,    June 30,     June 30,
                              2016         2015        2016         2015
                          -----------  ----------- -----------  -----------

Revenues:
  Product sales           $   181,092  $   112,748 $   963,587  $   408,036
  Contract services
   revenue                          -       45,000      32,000      150,000

                          -----------  ----------- -----------  -----------
    Total Revenues            181,092      157,748     995,587      558,036

Expenses:
  Costs of revenues           179,052      285,438     924,178      772,535
  Research and
   development                470,097      129,710   1,068,008      830,115
  General and
   administration             720,421      618,185   2,595,176    2,346,019

                          -----------  ----------- -----------  -----------
    Total Expenses          1,369,570    1,033,333   4,587,362    3,948,669

Other Income (Loss):
  Foreign exchange gain
   (loss)                      (8,188)      77,468     109,448     (391,190)
  Gain (loss) in fair
   value of warrant
   liability                        -    1,254,029    (211,956)   2,455,361
  Other income                  2,589       17,074      16,593       48,607

Income tax expense                  -        9,000       7,200       27,800

                          -----------  ----------- -----------  -----------
Net Income (Loss)         $(1,194,077) $   463,986 $(3,684,890) $(1,305,655)
                          ===========  =========== ===========  ===========

Earnings (loss) per
 common share - basic     $     (0.14) $      0.06 $     (0.44) $     (0.16)
Weighted average number
 of common shares
 outstanding - basic        8,448,758    7,954,665   8,423,429    7,951,779

          Condensed Interim Consolidated Statements of Cash Flows
                    (Unaudited - Prepared by Management)
                         (Expressed in US Dollars )

                                                       Nine Months Ended
                                                   ------------------------
                                                     June 30,     June 30,
                                                       2016         2015
                                                   -----------  -----------

Cash Flows Used In Operating Activities:
  Net loss                                         $(3,684,890) $(1,305,655)
  Items not affecting cash:
    Depreciation and amortization                      106,712      119,410
    Share-based payments                               209,781      244,781
    Foreign exchange (gain) loss                      (109,448)     391,190
    (Gain) loss in fair value of warrant liability     211,956   (2,455,361)
  Changes in working capital items                     (48,073)    (491,658)

                                                   -----------  -----------
Net cash used in operating activities               (3,313,962)  (3,497,293)

Net cash provided by investing activities            2,654,537      203,582

Net cash provided by financing activities            1,368,260       28,719

Effect of exchange rate changes on cash and cash
 equivalents                                           122,865     (356,207)

                                                   -----------  -----------
Net change in cash and cash equivalents                831,700   (3,621,199)

Cash and cash equivalents - beginning of period      3,955,503    8,768,459

                                                   -----------  -----------
Cash and cash equivalents - end of period          $ 4,787,203  $ 5,147,260
                                                   ===========  ===========

Stellar Biotechnologies Company Contact:
Mark A. McPartland
Vice President of Corporate Development and Communications
Phone: +1 (805) 488-2800 ext. 103
markmcp@stellarbiotech.com
www.stellarbiotech.com